SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
ATMI, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ATMI, INC.
7 COMMERCE DRIVE
DANBURY, CONNECTICUT 06810
(203) 794-1100
April 24, 2006
Dear Stockholder:
      You are cordially invited to attend the annual meeting of stockholders of ATMI, Inc., which will be held at our corporate offices located at 6 Commerce Drive, Danbury, Connecticut 06810 at 10:00 a.m. on Tuesday, May 23, 2006. On the following pages, you will find the formal Notice of Annual Meeting and Proxy Statement.
      Whether or not you plan to attend the annual meeting in person, it is important that your shares are represented and voted at the annual meeting. Accordingly, please date, sign, and return the enclosed proxy card promptly.
      I hope that you will attend the meeting. I look forward to seeing you there.

Sincerely,

EUGENE G. BANUCCI
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2006
To Our Stockholders:
      The 2006 annual meeting of stockholders of ATMI, Inc. (the “Company”) will be held at the Company’s corporate offices located at 6 Commerce Drive, Danbury, Connecticut on Tuesday, May 23, 2006 at 10:00 a.m. (local time) for the following purposes:

1.	To elect three Class III directors for a term expiring at the annual meeting of stockholders in 2009;

2.	To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      Only holders of record of common stock (NNM: ATMI) at the close of business on April 10, 2006 are entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

By order of the Board of Directors,

Cynthia L. Shereda
Secretary
Dated: April 24, 2006
Danbury, Connecticut
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME BEFORE ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

ATMI, INC.
7 COMMERCE DRIVE
DANBURY, CONNECTICUT 06810
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 23, 2006
      This proxy statement is being furnished to the holders of common stock (the “Common Stock”) of ATMI, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s annual meeting of stockholders (the “Annual Meeting”), to be held on May 23, 2006 at the Company’s corporate offices located at 6 Commerce Drive, Danbury, Connecticut, and at any adjournments or postponements thereof.
      This proxy statement, the foregoing Notice of Annual Meeting, the enclosed form of proxy, and the Company’s 2005 Annual Report to Stockholders are first being mailed or given to stockholders on or about April 24, 2006. As used in this proxy statement, references to the “Company” include references to ATMI, Inc. and to its predecessor registrant, Advanced Technology Materials, Inc.
ABOUT THE MEETING
What is the purpose of the Annual Meeting?
      At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting, including the election of Class III directors, the ratification of the Company’s independent registered public accounting firm, and any other matters that may properly come before the Annual Meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.
Who is entitled to vote at the Annual Meeting?
      Only holders of record of Common Stock at the close of business on April 10, 2006, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a holder of record of Common Stock on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.
What are the voting rights of the holders of Common Stock?
      Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Annual Meeting.
Who can attend the Annual Meeting?
      Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis.
      Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

What constitutes a quorum?
      The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock outstanding on the Record Date will constitute a quorum, permitting the Annual Meeting to conduct its business. As of the Record Date, 37,468,051 shares of Common Stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of Common Stock representing at least 18,734,026 votes will be required to establish a quorum.
      Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining whether a quorum is present.
How do I vote?
      If you complete and properly sign the accompanying proxy card and return it to the Company, your shares of Common Stock will be voted as directed on the proxy card. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.
Can I change my vote after I return my proxy card?
      Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.
What are the Board’s recommendations?
      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the nominated slate of Class III directors (see Proposal No. 1); and

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2006 (see Proposal No. 2).
      With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?
      Election of Class III Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of the Class III directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more Class III directors will not be voted with respect to the nominee for Class III director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
      Ratification of Appointment of Ernst & Young LLP. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
      Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Your broker will have discretionary authority to vote your shares on each of the proposals to be considered at the Annual Meeting, which are both routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” Proposal No. 1 and “FOR” Proposal No. 2. A “broker non-vote” occurs when a broker expressly indicates on a proxy card that it is not voting on a matter. To the extent your broker submits a broker non-vote with respect to your shares on a proposal, your shares will not be deemed “votes cast” and will have no effect with respect to that proposal. Accordingly, broker non-votes will have no effect on the outcome of the vote with respect to the election of the Class III directors or the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.
STOCK OWNERSHIP
      The following table sets forth certain information known to the Company regarding the beneficial ownership of Common Stock as of the Record Date, by: (i) each executive officer of the Company named in the Summary Compensation Table on page 16; (ii) each director and nominee for director of the Company; (iii) each person known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock of the Company; and (iv) all current directors and executive officers of the Company as a group. Except as indicated by footnote, all shares are owned directly. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares
	Beneficially	Percent
Name and Address of Beneficial Owner (1)	Owned	of Class

FMR Corp.(2)	3,292,405	8.8%
82 Devonshire Street Boston, Massachusetts 02109
Westfield Capital Co., LLC(3)	2,395,399	6.4%
1 Financial Center, 23rd Floor Boston, MA 02111-2621
Ziff Asset Management, L.P.(4)	2,225,000	5.9%
283 Greenwich Avenue Greenwich, CT 06830
Lord, Abbett & Co. LLC(2)	2,200,605	5.9%
90 Hudson Street Jersey City, NJ 07302
Kern Capital Management(2)	2,156,700	5.8%
114 West 47th Street, Suite 1926 New York, NY 10036-1510
Gerald Catenacci(5)	2,067,101	5.5%
Principled Capital Management, L.L.C. 666 Fifth Avenue New York, NY 10103
T. Rowe Price Associates, Inc.(2)	1,952,150	5.2%
100 E. Pratt Street Baltimore, Maryland 21202
Eugene G. Banucci(6)	539,478	1.4%
Douglas A. Neugold(7)	340,240	*
Daniel P. Sharkey(8)	241,453	*
Cynthia L. Shereda(9)	38,192	*
Robert S. Hillas(10)	111,459	*
Mark A. Adley(11)	95,811	*
Stephen H. Mahle(12)	56,756	*

	Shares
	Beneficially	Percent
Name and Address of Beneficial Owner (1)	Owned	of Class

C. Douglas Marsh(13)	88,027	*
Frederick C. Flynn, Jr.(14)	3,952	*
Cheryl L. Shavers, Ph.D.(15)	1,711	*
All current directors and executive officers as a group (10 persons)(16)	1,517,079	4.1%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Except as otherwise noted, the address for all stockholders is c/o ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810.

(2)	As reported on Schedule 13G, as filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2006.

(3)	As reported on Schedule 13G, as filed with the SEC on February 10, 2006.

(4)	As reported on Schedule 13G, as filed with the SEC on February 13, 2006.

(5)	As reported on Schedule 13G, as filed with the SEC on February 8, 2006.

(6)	Includes 360,496 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date, 85,600 restricted shares issued as of January 3, 2006, and 17,987 shares either owned or issuable upon exercise of options within 60 days of the Record Date by Dr. Banucci’s spouse. On January 2, 2006, restrictions lapsed on 29,590 shares of Dr. Banucci’s restricted stock. Dr. Banucci elected to have the Company withhold 9,509 shares to satisfy his minimum tax withholding obligation as a result of the vesting of these shares (see “Board Compensation Committee Report on Executive Compensation — Components of Executive Compensation — Long-term Incentives”). Dr. Banucci disclaims beneficial ownership of the shares held by his spouse.

(7)	Includes 242,085 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 95,488 restricted shares issued as of January 3, 2006.

(8)	Includes 178,484 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 29,237 restricted shares issued as of January 3, 2006.

(9)	Includes 12,885 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 25,307 restricted shares issued as of January 3, 2006.

(10)	Includes 66,645 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date, 6,896 phantom stock units (as described below under the heading “Board Structure and Compensation — Director Compensation”), which are automatically convertible into shares of Common Stock upon the termination of status as a director (“Phantom Stock Units”), 5,716 restricted shares issued as of January 3, 2006, and 10,000 shares owned by the Hillas Family Limited Partnership.

(11)	Includes 65,062 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date, 6,858 Phantom Stock Units, and 5,716 restricted shares issued as of January 3, 2006.

(12)	Includes 43,645 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date, 5,870 Phantom Stock Units, and 5,716 restricted shares issued as of January 3, 2006.

(13)	Includes 43,645 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date, 6,083 Phantom Stock Units, and 5,716 restricted shares issued as of January 3, 2006 and 8,658 shares in a trust which Mr. Marsh, or a member of his immediate family, is a beneficiary.

(14)	Includes 1,786 Phantom Stock Units, and 2,166 restricted shares issued as of January 3, 2006.

(15)	Includes 1,711 restricted shares issued as of March 3, 2006.

(16)	Includes 1,040,747 shares issuable to executive officers, directors, and their spouses pursuant to options that are exercisable within 60 days of the Record Date, 27,493 Phantom Stock Units, and 293,952 restricted shares issued as of January 3, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Common Stock, to file reports of ownership and changes in ownership with the SEC, and to furnish the Company with copies of all such forms they file. Based solely on its review of filings with the SEC, copies of such filings received by the Company, or written representations from certain reporting persons, the Company believes that the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Common Stock complied with Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2005.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
      The Board of Directors is classified into three classes. The three directors serving in Class III have terms expiring at this Annual Meeting. The Board of Directors has nominated the Class III directors currently serving on the Board of Directors, Stephen H. Mahle, C. Douglas Marsh, and Douglas A. Neugold, for election to serve as Class III directors of the Company for a three-year term expiring at the Company’s annual meeting of stockholders in 2009, and until their successors are duly elected and qualified, or until their earlier resignation, death, or removal. Each of the nominees has indicated a willingness to serve as a director, but if for any reason any nominee should be unavailable to serve as a director at the time of the Annual Meeting, a contingency which the Board of Directors does not expect, a different person designated by the Board of Directors may be nominated in his stead.
Class III Director Nominees for Terms Expiring in 2009
      The following table sets forth information regarding the nominees for re-election as Class II directors:

Name	Age	Position

Stephen H. Mahle	60	Director
C. Douglas Marsh	60	Director
Douglas A. Neugold	47	President, Chief Executive Officer and Director
      Stephen H. Mahle has served as a director of the Company since 1996. Since May 2004, Mr. Mahle has been Executive Vice President of Medtronic, Inc., a medical device manufacturer, and since January 1998, President of its Cardiac Rhythm Management business. From 1998 to 2004, Mr. Mahle served as Senior Vice President of Medtronic Inc. From 1995 to 1997, Mr. Mahle served as President of the Brady Pacing Business, a division of Medtronic, Inc. and prior to 1995, as Vice President and General Manager of the Brady Pacing Business.
      C. Douglas Marsh has served as a director of the Company since April 2000. From July 1998 to April 2004, Mr. Marsh was the Vice President, Business Integration, U.S. Investor Relations of ASM Lithography Holding NV, a seller of photolithography equipment to the semiconductor industry. Prior to July 1998, Mr. Marsh served as Vice President, Worldwide Sales and President, U.S. Operations at ASM Lithography. Since 2001, Mr. Marsh has also served on the board of directors of MEMC Electronic Materials, Inc., a publicly-traded company that produces wafers for the semiconductor industry.
      Douglas A. Neugold has served as Chief Executive Officer since January 1, 2005, as President since May 2000 and as a director since August 2003. Mr. Neugold also served as Chief Operating Officer beginning in August 2003. Prior to his appointment as President and Chief Operating Officer, Mr. Neugold served as Executive Vice President of the ATMI Materials division since February 1999. In January 1998, Mr. Neugold joined ATMI as Vice President of the NovaSource division, and from July 1998, served as President of that division. Previously, Mr. Neugold served in a variety of executive and managerial positions with the Electronic

Materials Division of Johnson Matthey, including Vice President, and later, President, of the Semiconductor Packages business, and Director of Asian Operations.
Our Board of Directors recommends that you vote “FOR” the election of the three nominees named above for the terms of office ending in 2009.
Continuing Directors
      The following table holds information regarding directors whose terms continue after the Annual Meeting. The terms for directors in Class I expire at the 2007 Annual Meeting of Stockholders of the Company and the terms for directors in Class II expire at the 2008 Annual Meeting of Stockholders of the Company.

Name	Age	Class	Position

Robert S. Hillas	57	I	Director
Frederick C. Flynn, Jr.	55	I	Director
Cheryl C. Shavers	52	I	Director
Mark A. Adley	46	II	Director
Eugene G. Banucci	62	II	Chairman of the Board and Director
Class I Directors — Terms Expiring in 2007
      Robert S. Hillas has served as a director of the Company since 1987. Since January 2006, Mr. Hillas has served as Senior Advisor at Warburg Pincus, LLC, a private equity investing firm. From March 2005 to January 2006, Mr. Hillas was a Managing Director of Investment Banking at CIBC World Markets Corp. From April 1998 to March 2003, Mr. Hillas was the President, Chief Executive Officer, and Chairman of the board of Envirogen, Inc., an environmental systems and services company. From 1993 to 1998, Mr. Hillas served as a Managing Director of E.M. Warburg, Pincus & Co. LLC, a venture banking and asset management firm.
      Frederick C. Flynn, Jr. has served as a director of the Company since December 2005. From January 1999 through September 2005, Mr. Flynn was Senior Vice President-Finance & Administration and Chief Financial Officer of CUNO, Inc., a filtration equipment manufacturer. From 1997 through 1998, Mr. Flynn served as Senior Vice President and Chief Financial Officer of GE Capital Information Technology Solutions, a computer systems distributor and service provider. Previously, Mr. Flynn held a variety of positions with United Technologies Corporation, a global diversified industrial corporation, most recently as Vice President and Treasurer.
      Cheryl L. Shavers, Ph.D. has served as a director of the Company since March 2006. Since February 2001, Dr. Shavers has been the Chief Executive Officer of Global Smarts, Inc., a corporate investment and advisory services firm. She is also a Director of Rockwell Collins, a publicly-traded company providing communications and aviation electronics solutions, and the Director of Strategic Investments and Relationships at Media Tech Capital Partners, a private merchant bank providing corporate finance and advisory services. From 1999 to 2001, Dr. Shavers served as Under Secretary of Commerce for Technology at the U.S. Department of Commerce. Prior to 1999, Dr. Shavers held a variety of positions at Intel, most recently the Director of Emerging Technology in the Microprocessor Sector Group at Intel Capital.
Class II Directors — Terms Expiring in 2008
      Mark A. Adley has served as a director of the Company since 1991. Since March 2002, Mr. Adley has been a Managing Director of Mergers & Acquisitions at Banc of America Securities LLC, the investment banking subsidiary of Bank of America. From 1996 to 2001, Mr. Adley was a Managing Director at Credit Suisse First Boston Corporation, an investment banking firm.
      Eugene G. Banucci, Ph.D. a founder of the Company, has served as Chairman of the Board and Director since 1986. Until January 1, 2005, Dr. Banucci served as Chief Executive Officer, in which position he served since 1986. Previously, Dr. Banucci served in a variety of executive and managerial positions, including serving as President from 1986 to April 2000. Prior to 1986, Dr. Banucci was a director of American Cyanamid Company’s Chemical Research Division, with responsibility for the research, development, and technical service activities of the Chemicals Group. Since 2003, Dr. Banucci has also served on the board of directors of Zygo Corporation, a publicly-traded company that designs, develops and manufactures optical components and instruments for optics-intensive industries.
PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2006, and has determined that it would be desirable to request that the stockholders ratify such appointment. Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005, and has reported on the Company’s consolidated financial statements and management’s report on internal control over financial reporting for such year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.
      While stockholder ratification is not required for the appointment of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for appointing the Company’s independent registered public accounting firm, the appointment is being submitted for ratification at the Annual Meeting with a view toward soliciting the stockholders’ opinions, which the Audit Committee of the Board of Directors will take into consideration in future deliberations.
      For information regarding audit and other fees billed by Ernst & Young LLP for services rendered in fiscal years 2005 and 2004, see “Fees of Independent Registered Public Accounting Firm and Report of the Audit Committee — Fees Billed by Independent Registered Public Accounting Firm for Fiscal 2005 and 2004.”
Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of our Independent Registered Public Accounting Firm.
BOARD STRUCTURE AND COMPENSATION
Current Members of the Board and Each Committee of the Board

Corporate Governance
	Audit	Compensation	and Nominating
Director	Committee	Committee	Committee

Mark A. Adley		*	**
Eugene G. Banucci
Frederick C. Flynn, Jr.	*
Robert S. Hillas	*		*
Stephen H. Mahle	**
C. Douglas Marsh		**	*
Douglas A. Neugold
Cheryl L. Shavers

*	Member

**	Chair

Independent Directors
      The Board of Directors has determined that six of our eight directors, Messrs. Adley, Flynn, Hillas, Mahle, and Marsh and Dr. Shavers, are “independent” directors as defined in Rule 4200 of the National Association of Securities Dealers’ listing standards and as defined in applicable rules by the SEC. Our independent directors hold meetings in executive session, at which only independent directors are present, either prior to or immediately following each regularly scheduled Board meeting. Since May 2004, Mark A. Adley has served as the presiding independent director of the Board of Directors. In this role, Mr. Adley presides over executive sessions of the independent members of the Board of Directors and leads the deliberations of the Board’s independent directors on topics such as CEO succession, nominations to the Board, and corporate governance.
Role of Each Committee
      The Board of Directors has a standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act, Compensation Committee, and Corporate Governance and Nominating Committee.
      Audit Committee The functions and responsibilities of the Audit Committee are described in the written charter attached as Appendix A hereto and are described in more detail below under the heading “Fees of Independent Registered Public Accounting Firm and Report of the Audit Committee — Report of the Audit Committee.” All of the members of the Audit Committee are independent within the meaning of SEC regulations and the listing standards of the National Association of Securities Dealers. In addition, the Board has determined that each member of the Audit Committee is financially literate, is considered an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K as promulgated by the SEC, and “independent” as defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Audit Committee met two times in person during 2005 and held six meetings by telephone to review the Company’s quarterly results, to discuss and approve an internal audit plan, and to review progress with respect to the audit of the Company’s internal controls over financial reporting.
      Compensation Committee. The Compensation Committee is responsible for reviewing the Company’s compensation policies and practices and compensation of the directors and of senior officers of the Company. The Compensation Committee is also responsible for administering the Company’s 1997, 1998, 2000, and 2003 Stock Plans, including approving the grant of stock options and awards of restricted stock thereunder. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the National Association of Securities Dealers. The Compensation Committee met three times in person and four times by telephone during 2005. The Compensation Committee adopted a charter, which is attached as Appendix B hereto.
      Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for (1) developing and recommending to the Board and overseeing implementation of, the Company’s corporate governance guidelines and principles; (2) reviewing on a periodic basis the overall effectiveness and appropriateness of the Company’s corporate governance and recommending improvements when necessary; (3) assisting the Board in identifying, screening and reviewing individuals qualified to serve as directors in accordance with criteria approved by the Board and recommending to the Board candidates for nomination for election at the annual meeting of shareholders or to fill Board vacancies; (4) developing and recommending to the Board, and overseeing implementation of, the Company’s policies and procedures for the receipt of shareholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; and (5) assisting the Board in disclosing information relating to functions of the Corporate Governance and Nominating Committee as may be required in accordance with the federal securities laws. The Corporate Governance and Nominating Committee adopted a charter, which is attached as Appendix C hereto. All of the members of the Corporate Governance and Nominating Committee are independent within in the meaning of the listing standards of the National Association of Securities Dealers. The Corporate Governance and Nominating Committee met one time in person and eight times by telephone during 2005. In addition, our independent directors discuss, among other things, corporate governance matters during regularly held executive sessions.
Process for Nominating Directors
      The Corporate Governance and Nominating Committee reviews the skills and experience of potential candidates for election to the Board and recommends nominees to the full Board for approval. Areas of importance to the Board in evaluating candidates are personal and professional integrity, demonstrated ability and judgment, industry and functional expertise, and diversity. The Corporate Governance and Nominating Committee uses a variety of means to identify prospective nominees for the Board, including considering referrals from other Board members, management, and other external sources such as retained executive search firms. When considering director candidates, the Committee seeks individuals with backgrounds and qualities that, when combined with those of the Company’s other directors, provide a blend of skills and experience that will enhance the Board’s effectiveness. The Committee retained a director search firm in 2005 to assist in it efforts to identify and evaluate qualified candidates to serve on the Board. The process resulted in the additions of Mr. Flynn to the Board in December 2005 and Dr. Shavers in March 2006. The Corporate Governance and Nominating Committee will also continue to nominate qualified incumbent directors whom the Corporate Governance and Nominating Committee believes will continue to make an important contribution to the Board.
      Historically, the Company has not been presented with a nominee for director by any of its stockholders. Pursuant to the Company’s Bylaws, the Corporate Governance and Nominating Committee would consider qualified nominees recommended by any stockholder who is a stockholder of record at the time of giving of notice as provided for in Section 2.9 of the Company’s Bylaws and who gives timely notice in writing to the Secretary of the Company at the Company’s principal executive offices pursuant to such Section. To be timely, notice must be delivered not later than the close of business on the sixtieth day, nor earlier than the close of business on the ninetieth day, prior to the first anniversary of the preceding year’s annual meeting, unless the date of the annual meeting is more than thirty days before, or more than sixty days after, such anniversary date, in which case to be timely, notice must be so delivered not earlier than the close of business on the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting and the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Any such notice must also include as to each person whom a stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.
Stockholder Communications with the Board
      Stockholders may contact any of the Company’s directors (including the presiding independent director) by writing to them at ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810, c/o Investor Relations. Historically, the Board has not received stockholder communications. However, the Company will forward all legitimate stockholder communications directly to the respective Board members.
Code of Conduct
      The Company has adopted a business code of conduct for all of our employees and directors, including our principal executive officer, principal financial/accounting officer and other senior financial personnel that complies with the requirements of Section 406 of the Sarbanes-Oxley Act and SEC implementing rules thereunder. We recently launched a revised version of our business code of conduct and have undertaken a new compliance training initiative aimed at ensuring the Company’s efforts to comply with the laws and regulations affecting our business are effective at preventing and detecting violations and promoting an organizational culture of compliance. A key element of this initiative is training. A global Web-based compliance training program was launched to US employees in early 2006 and will be rolled out to all non-US employees in the relevant local languages during the second half of the year. All ATMI employees will be required to complete the training and certify compliance with the code by December 31, 2006 and, beginning in 2007, on an annual basis. A copy of our business code of conduct is available on our website at www.atmi.com. In addition, any person may receive a copy of the code, free of charge, by making a request in writing, directed to Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810. We intend to post on our website material changes to, or waivers from, our business code of conduct, if any, within four business days of any such event.
Board Attendance at the Annual Meeting
      All directors who served on the Board at the last Annual Meeting were in attendance.
Frequency of Board Meetings During Fiscal 2005
      The Board of Directors held five meetings in person during 2005, two meetings by telephone and acted three times by written consent. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which such director served.
Non-Employee Director Compensation
     Fiscal 2005 Compensation
      The following table sets forth the fiscal 2005 compensation for each non-employee member of the Board.

	Cash Retainer and				2005
	Committee Fees(1)				Long Term Compensation Awards

	Annual	Committee	Chair		Securities Underlying	Restricted
	Retainer	Fees	Fees	Total	Options(#)	Stock ($)(2)

Mark A. Adley(3)	$25,000	$2,500	5,000	$32,500	3,606	$62,500
Frederick C. Flynn, Jr.(4)	1,233	247	—	1,480	—	—
Robert S. Hillas(5)	25,000	2,500	5,000	32,500	3,606	62,500
Stephen H. Mahle(6)	25,000	—	2,500	27,500	3,606	62,500
C. Douglas Marsh(7)	25,000	3,750	—	28,750	3,606	62,500
Cheryl L. Shavers(8)	—	—	—	—	—	—
Michael J. Yomazzo(9)	25,000	3,750	—	28,750	3,606	62,500

(1)	All non-employee directors elected to defer receipt of annual retainers and fees for Committee service for 2005 into “phantom stock accounts.” See below.

(2)	Based on the last reported sale price for our stock on the Nasdaq National Market List on December 31, 2004, or $22.53. The number of shares of restricted stock awarded to each director in 2005 was 2,774 shares.

(3)	Mr. Adley was a member of the Audit Committee until March 31, 2005 when he left the Audit Committee. Effective March 31, 2005, Mr. Adley became chair of the Corporate Governance and Nominating Committee and a member of the Compensation Committee. No adjustment was made to the fees paid for Committee service for 2005 as a result of such changes.

(4)	Mr. Flynn was elected to the Board on December 15, 2005 and is a member of the Audit Committee.

(5)	Mr. Hillas was chair of the Audit Committee until March 31, 2005. Effective March 31, 2005, Mr. Hillas ceased being Chairman but remained a member of the Audit Committee. Mr. Hillas is also a member of the Corporate Governance and Nominating Committees. No adjustment was made to the fees paid for Committee service for 2005 as a result of such changes.

(6)	Mr. Mahle was chair of the Compensation Committee until March 31, 2005 when he left the Compensation Committee. Effective March 31, 2005, Mr. Mahle joined and became chair of the Audit Committee. No adjustment was made to the fees paid for Committee service for 2005 as a result of such changes. Effective April 17, 2006, the Company’s Board awarded Mr. Mahle 15,000 shares of restricted stock, par value $0.01 per share, vesting 1/3 on each anniversary of the grant date. On March 1, 1996, upon Mr. Mahle’s appointment to the Board, the Board granted Mr. Mahle a non-qualified stock option to purchase an aggregate of 22,500 shares at an exercise price of $10.50 as compensation for his service to the Company as a Director. That option expired on March 1, 2006 with a total net unrealized value of approximately $468,000 as of the expiration date. Mr. Mahle, through an administrative oversight, failed to exercise the option prior to the expiration date. The Board of Directors made this restricted stock award as compensation for Mr. Mahle’s 10 years of service to the Company. The market value of the restricted stock award is approximately $457,950, based upon the last reported sale price of the Company’s common stock on the NASDAQ National Market List on April 17, 2006, or $30.53 per share.

(7)	Mr. Marsh was a member of the Compensation Committee until March 31, 2005. Effective March 31, 2005, Mr. Marsh became Chair of the Compensation Committee. Mr. Marsh is also a member of the Corporate Governance and Nominating Committee. No adjustment was made to the fees paid for Committee service for 2005 as a result of such changes.

(8)	Dr. Shavers was elected to the Board on March 3, 2006.

(9)	Mr. Yomazzo retired from the Board effective January 4, 2006. Prior to his retirement, Mr. Yomazzo served on the Audit and Compensation Committees.
     Changes in Non-Employee Director Compensation
      The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. Non-employee director compensation is determined by the Board based on Company performance as well as recommendations developed by the Compensation Committee after benchmarking overall compensation practices with an industry peer group and other relevant comparable companies. The key elements of director compensation are a cash retainer, Committee service and chair fees, and equity-based grants. It is the Board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of the Board and ATMI’s stockholders.
      No director who is an employee of the Company is compensated for services as a member of the Board of Directors or any Committee of the Board of Directors. Effective January 1, 2006, each of the Company’s directors who is not an employee of the Company receives the following (payable January 1 of the calendar year in which the fees are due):

•	The annual retainer of $40,000 (which was increased from $25,000 for 2005), payable in cash or “stock units” (see below).

•	The annual fee to members of the Audit Committee and to the Chair of the Audit Committee of $10,000 and $15,000, respectively (which was increased from $2,500 and $5,000, respectively, for 2005), payable in cash or “stock units.”

•	The annual fee to members of the Compensation Committee and to the Chair of the Compensation Committee of $5,000 and $10,000, respectively (which was increased from $1,250 and $2,500, respectively, for 2005), payable in cash or “stock units.”

•	The annual fee to members of the Corporate Governance and Nominating Committee and to the Chair of the Corporate Governance and Nominating Committee of $7,500 and $15,000, respectively (which was increased from $2,500 and $5,000, respectively, effective December 14, 2005, and paid retroactively for service rendered in fiscal 2005; prior to such date the members and Chair of the Corporate Governance and Nominating Committee received no annual committee fees), payable in cash or “stock units.”

•	Equity compensation with a value of approximately $125,000 divided equally between stock option grants (using a Black-Scholes-Merton valuation model for a 10-year option) and awards of restricted stock, which equity compensation was unchanged from 2005. Non-employee directors received grants of options and restricted stock awards on January 3, 2006 for fiscal 2006. Such options vest on the first anniversary of the date of grant, expire on the tenth anniversary of the grant date, and have an exercise price equal to the last reported sale price of our common stock on the Nasdaq National Market List on January 2, 2006, or $28.86. Restrictions on restricted stock awarded to non-employee directors on January 3, 2006 lapse on a straight-line basis on each anniversary of the award date over a three-year period.
     Deferral of Retainer and Fees for Committee Service
      Non-employee directors may elect to defer receipt of the annual retainer and fees for Committee service, if any, at the beginning of the year into individual “phantom stock accounts,” pursuant to the Company’s Non-Employee Directors’ Deferred Compensation Program of the ATMI, Inc. 1998 Stock Plan (the “Program”) established in 2001 for such purpose. Such accounts are established at the time of deferral and are equivalent to phantom stock units of the Company’s Common Stock valued at the closing price of such Common Stock at the time of deferral. The phantom stock units are exchangeable into shares of the Company’s Common Stock upon a director’s termination and in certain very limited circumstances where the Compensation Committee, in its sole discretion, makes a finding that continued deferral would result in severe financial hardship. No such finding has been made to date by the Compensation Committee under the Program. In fiscal 2005, all of the non-employee directors elected to defer receipt of the annual retainer and fees for Committee service, as applicable.
     Other Compensation
      The Company also reimburses directors for reasonable expenses related to Board service, including travel, lodging and other out-of-pocket expenses incurred in connection with attendance at Board, Committee and stockholders’ meetings. Such reimbursement includes travel expenses of directors’ spouses accompanying the director to one Board meeting per year, which amounted to, on average, approximately $1,000 per director in fiscal year 2005.
     Change in Control
      There are no “change in control” agreements in place for non-employee directors. However, pursuant to the forms of option grant and restricted stock award agreements for non-employee directors effective for grants and awards made after January 1, 2005, in the event that any non-employee director’s service is terminated in connection with a change in control of the Company, all such options and restricted stock held by non-employee directors that are not vested shall be immediately accelerated as of the effective date of such termination; provided that in the case of restricted stock, to the extent that the vesting of all or some of such unvested restricted stock is not permitted under the relevant Plan, in lieu thereof the Company shall become obligated to pay such directors an amount in cash equal to the fair market value of those restricted shares that do not vest as of the date of such termination following a “change of control.” In any case, pursuant to the terms of the relevant Plan and relevant grant and award agreements, the Board of Directors of the Company (or a successor) would be prohibited from terminating or amending any Stock Plan of the Company or any grant of benefits under such Stock Plan in a way that would affect any rights under benefits already granted without the consent of the holders of such benefits (including any non-employee director).
     Vesting of Restricted Stock upon Death, Disability, or Retirement
      In the event that a non-employee director’s service as a director of the Company otherwise terminates by reason of such director’s death, disability, or retirement, the form of restricted stock award agreement in effect as of January 1, 2005 for non-employee directors provides that any unvested shares of Restricted Stock shall not be forfeited, but shall continue to vest in accordance with the original vesting schedule.

  Other Arrangements
      There are no other arrangements pursuant to which any of the Company’s independent directors were compensated for any service provided as a director during fiscal 2005.
FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND
REPORT OF THE AUDIT COMMITTEE
Fees Billed by Independent Registered Public Accounting Firm for Fiscal 2005 and 2004
      The following table presents fees for professional services rendered by Ernst & Young LLP (“E&Y”) for the audit of the Company’s consolidated financial statements for fiscal 2005 and 2004 and fees billed for audit-related services, tax services and all other services rendered by E&Y for fiscal 2005 and 2004. In accordance with applicable policy, all services rendered by E&Y, after the provision of services under the “de minimis” safe harbor, were approved by the Audit Committee.

	Fiscal 2005	Fiscal 2004

	(In thousands)
(1) Audit fees(a)	$1,525	$1,254
(2) Audit-related fees(b)	$—	$18
(3) Tax fees(c)	$178	$127
(4) All other fees(d)	$2	$30

TOTAL	$1,705	$1,429

(a)	For the audit of ATMI’s annual financial statements, attest services related to Section 404 of the Sarbanes-Oxley Act ($897,000 in fiscal 2005), the reviews of the financial statements included in ATMI’s reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(b)	Fees related primarily to audits of the 401(k) Profit Sharing Plan.

(c)	For tax compliance, tax advice, and tax planning.

(d)	For assistance with SEC correspondence, strategic investments, and subscription fees associated with accounting research tools.
Pre-approval of Audit and Non-audit Services
      Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2004, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm.
      The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.
      Each year, the Audit Committee is asked to pre-approve the engagement of the independent registered public accounting firm, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the independent registered public accounting firm’s review of the financial statements or that are traditionally performed by the independent registered public accounting firm) and tax services (such as tax compliance, tax planning and tax advice) for the following year.
      The fee amounts are generally approved and are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee throughout the year. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount.

      If the Company wishes to engage the independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically approved services.
      If the Company wishes to engage the independent registered public accounting firm for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then the Company may ask the Chairman of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next regularly scheduled meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent registered public accounting firm may commence any engagement.
      In 2005, there were no fees paid to E&Y under a “de minimis” exception to the rules that waives pre-approval for certain non-audit services.
      The Audit Committee monitored the activities and performance of E&Y, including the audit scope, audit fees, auditor independence matters, and the extent to which E&Y was retained to perform non-audit services. In its review of non-audit service fees, the Audit Committee considered, among other things, the possible effect of the performance of such services on E&Y’s independence. After discussion with management and E&Y, the Audit Committee considers the audit and non-audit services provided by E&Y to have been consistent with maintaining its independence.
Report of the Audit Committee
      The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.
      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on such financial statements. The Committee monitors these processes through periodic meetings with management and the independent registered public accounting firm. Please refer to the Committee charter in Appendix A for a more comprehensive description of the role and responsibilities of the Committee.
      In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Committees,” as amended.
      In addition, the Committee discussed with the independent registered public accounting firm its independence from the Company and its management and the independent registered public accounting firm provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
      The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      In reliance on the reviews and discussions described above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements of the Company for the year ended December 31, 2005, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Stephen H. Mahle, Chairman
Robert S. Hillas
Frederick C. Flynn, Jr.

MANAGEMENT
Executive Officers
      The following table sets forth certain information with respect to the Company’s executive officers, other than Eugene G. Banucci, for whom information is set forth under Class II directors and Douglas A. Neugold, for whom information is set forth under Class III directors, above:

Name	Age	Position

Daniel P. Sharkey	49	Vice President, Chief Financial Officer and Treasurer
Cynthia L. Shereda	45	Vice President, Chief Legal Officer and Secretary
      Daniel P. Sharkey has served as Chief Financial Officer since joining ATMI in 1990 and as Vice President and Treasurer since 1993. Mr. Sharkey also served as Secretary from January 2004 through May 2004. Prior to 1990, Mr. Sharkey served as Vice President of Finance and Administration for Adage, Inc., a manufacturer of high-performance computer graphics terminals, Corporate Controller for CGX Corporation, and as an Audit Supervisor for KPMG.
      Cynthia L. Shereda has served as Vice President, Chief Legal Officer and Secretary since joining ATMI in May 2004. From 1998 until joining ATMI, Ms. Shereda served as Transaction and Finance Counsel for GE, a diversified industrial company, focusing on mergers, acquisitions, and divestitures. Previously, Ms. Shereda was an associate with Davis Polk & Wardwell and Cravath, Swaine & Moore working on matters ranging from securities to M&A. Prior thereto, Ms. Shereda was a Certified Public Accountant, serving in a variety of roles in public and private accounting. Ms. Shereda is a member of the Bar of the State of New York.
Executive Compensation
      The following table sets forth certain information regarding the compensation paid by the Company for the years ended December 31, 2005, 2004, and 2003 to the Company’s Chief Executive Officer and the Company’s other executive officers (together, the “Named Executive Officers”) for services in all capacities to the Company and its subsidiaries.
Summary Compensation Table

					2005 Long Term Compensation
					Awards

		Cash Compensation ($)			Securities		All Other
	Fiscal				Underlying	Restricted	Compensation
Name & Principal Position	Year	Salary Paid	Bonus(1)	Other(2)	Options (#)(3)	Stock ($)(4)	($)(5)

Eugene G. Banucci	2005	$450,000	$195,000	$26,102	20,196	$2,281,172	$6,381
Chairman of the Board	2004	448,616	516,493	10,312	38,893	254,686	13,719
and Director	2003	410,558	—	—	60,000	—	10,472
Douglas A. Neugold	2005	$471,363	$233,120	$44,092	30,000	$1,530,900	$4,700
President, Chief Executive	2004	313,245	237,780	50,776	29,169	191,014	8,047
Officer and Director	2003	310,693	—	—	60,000	—	7,500
Daniel P. Sharkey	2005	$278,847	$66,133	$15,814	19,042	$320,330	$5,460
Vice President,	2004	238,471	231,594	—	19,446	127,343	7,311
Chief Financial Officer	2003	225,962	—	—	30,000	—	6,687
and Treasurer
Cynthia L. Shereda	2005	$275,000	$88,967	$15,302	11,541	$194,140	$4,700
Vice President,	2004	169,231	108,526	—	20,000	233,320	1,147
Chief Legal Officer	2003	—	—	—	—	—	—
and Secretary

(1)	Represents cash bonuses paid related to the achievement of certain financial and strategic objectives for fiscal years 2005 and 2004. See “Management — Board Compensation Committee Report on Executive Compensation — Components of Executive Compensation — Annual Incentives.” An additional cash bonus of $22,000 was paid to Ms. Shereda in May 2005 upon her one-year anniversary with the Company.

(2)	Represents initiation fees and related expenses for club memberships used by Dr. Banucci and Mr. Neugold for business purposes , company paid legal expenses, spousal travel to a Board meeting, and cash reimbursements pursuant to a senior executive perquisite policy for certain approved expenses, including expenses relating to the purchase or lease of a car; personal financial planning; supplemental disability, life, or health insurance; legal counseling; and other expenses of a similar nature. In 2004, the Company paid initiation fees of $44,000 for a club membership for Mr. Neugold. Related monthly dues and miscellaneous business expenses for Mr. Neugold totaled $15,519 in fiscal 2005. Related monthly dues and miscellaneous business expenses for Dr. Banucci totaled $7,810 in fiscal 2005. The total available perquisite allowance pursuant to the policy for Mr. Neugold, Mr. Sharkey, and Ms. Shereda is $25,000, $10,000, and $10,000, respectively. Reimbursements are “grossed-up” for federal, state, and local tax withholding, which such gross-up amounts are included in the totals set forth below. See “Management — Board Compensation Committee Report on Executive Compensation — Components of Executive Compensation — Other Benefits.”

      For fiscal 2005, the total amounts for each category are set forth below.
Fiscal 2005

	Banucci	Neugold	Sharkey	Shereda

Club memberships	$7,810	$15,519	—	—
Legal fees	18,292	—	—	—
Spousal travel	—	—	$933	—
Perquisites	—	28,573	14,881	$15,302

Totals	$26,102	$44,092	$15,814	$15,302

(3)	Represents option grants for the fiscal years indicated. The table does not include options to purchase Common Stock granted by the Company on January 3, 2006 to Mr. Neugold, Mr. Sharkey, and Ms. Shereda of 22,738, 12,005 and 9,095 options, respectively. All such option grants vest ratably over a four-year period on each anniversary date following the date of grant, expire on the tenth anniversary of the grant date, and have an exercise price equal to the fair market value of the Common Stock at the close of business on January 2, 2006, or $28.86. See “Management — Board Compensation Committee Report on Executive Compensation — Components of Executive Compensation — Long-term Incentives.”

(4)	Represents restricted stock awards for the fiscal years indicated. The table does not include awards of restricted stock made by the Company on January 3, 2006 to Mr. Neugold, Mr. Sharkey, and Ms. Shereda of 17,325, 9,148 and 6,930 shares, respectively, with an approximate market value of $500,000, $264,000, and $200,000, respectively, based upon the last reported sale price of our common stock on the Nasdaq National Market List on January 2, 2006, or $28.86 per share. Restrictions on such awards lapse 50% on the third anniversary of the date of the award and 25% on each of the fourth and fifth anniversary dates of the award. See “Management — Board Compensation Committee Report on Executive Compensation — Components of Executive Compensation — Long-term Incentives.” If the Company were to declare a dividend on its Common Stock, with respect to any restricted shares not vested at the time of payment, such dividend would be deposited with the Company or a custodian designated by the Company and held in respect of such restricted stock for the benefit of the holder.

(5)	Represents premiums paid for life insurance and long-term disability policies of which the Company is not the beneficiary, flexible spending contributions toward health care costs not covered by Company plans, the ATMI 401(k) Profit Sharing Plan Company match received by the executive in that year,

For fiscal 2005, the total amounts for each category are set forth below.
Fiscal 2005

	Banucci	Neugold	Sharkey	Shereda

Life insurance premiums	$1,773	$92	$92	$92
Long-term disability premiums	408	408	1,168	408
ATMI 401(k) Profit Sharing Plan match	4,200	4,200	4,200	4,200

Totals	$6,381	$4,700	$5,460	$4,700

Option Grants
      The following table sets forth certain information with respect to stock options granted to the named executive officers during the year ended December 31, 2005.
Option Grants in Last Fiscal Year

		Percentage of			Potential Realizable Values
	Number of	Total			at Assumed Annual Rates
	Securities	Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(2)
	Options	Employees in	Price per	Expiration
Name	Granted(1)	Fiscal 2005	Share	Date	5%	10%

Eugene G. Banucci	20,196	4.9%	$22.53	1/03/15	$286,157	$725,178
Douglas A. Neugold	30,000	7.3%	$22.53	1/03/15	425,070	1,077,211
Daniel P. Sharkey	19,042	4.6%	$22.53	1/03/15	269,806	683,741
Cynthia L. Shereda	11,541	2.8%	$22.53	1/03/15	163,524	414,403

(1)	Options granted vest ratably over the four-year period following the grant date and expire on the tenth anniversary of the grant date. The table does not include options granted by the Company on January 3, 2006, to Mr. Neugold, Mr. Sharkey, and Ms. Shereda in the following amounts, 22,738, 12,005 and 9,095 options, respectively, all of which option grants vest ratably over the four-year period following the grant date, expire on the tenth anniversary of the grant date, and have an exercise price equal to the fair market value of the Common Stock at the close of business on January 2, 2006, or $28.86.

(2)	The potential realizable value is the pre-tax gain that an option holder would realize at the time of the option expiration date if (a) he or she exercised all of the options on their expiration date and (b) the Company’s stock price grew between the date of grant and the exercise date at the annual rate assumed in the column. This pre-tax gain is calculated by multiplying the number of options by the difference between the assumed stock price on the option expiration date and the option exercise price. The hypothetical values reflected in this table represent assumed rates of appreciation only; these assumed rates are set by SEC rules and, therefore, are not intended to forecast future price appreciation, if any, of the Company’s Common Stock. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on, among other factors, the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The estimated stock price at January 2, 2015 for the 5% and 10% appreciation valuation was $36.70 and $58.44 respectively.

Option Exercises and Values for Fiscal 2005
      The following table sets forth information concerning option exercises and option holdings as of December 31, 2005 with respect to the Named Executive Officers.
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2005		December 31, 2005(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Eugene G. Banucci	35,000	$634,494	308,723	120,366	$1,605,234	$811,573
Douglas A. Neugold	16,000	226,501	196,292	114,877	1,024,324	776,218
Daniel P. Sharkey	15,000	310,892	153,861	64,627	733,455	421,902
Cynthia L. Shereda	—	—	5,000	26,541	17,050	133,933

(1)	Based on $27.97 per share, the fair market value of the Company’s Common Stock as of December 30, 2005, minus the exercise price per share of the options.
Restricted Stock Awards
      The following table sets forth certain information with respect to restricted stock held by the named executive officers as of December 31, 2005.

			Total Unvested	Value of Unvested
	Shares Vested	Value Realized at	Shares at Fiscal	Shares at Fiscal
	During Year (#)	Vest Date ($)	Year End (#)(1)	Year End(2) ($)

Eugene G. Banucci	—	—	115,190	$3,221,864
Douglas A. Neugold	—	—	78,163	2,186,219
Daniel P. Sharkey	—	—	20,089	561,889
Cynthia L. Shereda	—	—	18,377	514,005

(1)	The table does not include awards of restricted stock granted by the Company on January 3, 2006 to Mr. Neugold, Mr. Sharkey, and Ms. Shereda with a grant date fair value of approximately $500,000, $264,000, and $200,000, based on the last reported sale price for our stock on the Nasdaq National Market List of $28.86 on January 2, 2006.

(2)	The fiscal year end value is based on a per share price for our stock of $27.97, reflecting the last reported sale price on the Nasdaq National Market List on December 30, 2005.
Equity Compensation Plan Information
      The following table summarizes information about our equity compensation plans as of December 31, 2005. All outstanding awards relate to our common stock. For additional information about our equity compensation plans, see Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K.

Number of
securities
	Number of	Weighted-	remaining available
	securities to be	average exercise	for future issuance
	issued upon	price of	under equity
	exercise of	outstanding	compensation
	outstanding	options,	plans (excluding
	options, warrants	warrants and	securities reflected
Plan Category	and rights	rights	in column (a)) (1)

	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,556,223	$24.02	2,996,379
Equity compensation plans not approved by security holders	—	—	—

Total	3,556,223	$24.02	2,996,379

(1)	The number of securities remaining available for future issuance under each of the Company’s 1997, 1998, 2000, and 2003 Stock Plans is 66,208, 394,431, 165,755, 1,968,485, respectively. The number of securities remaining available for future issuance under the Company’s 1998 Employee Stock Purchase Plan, which allows eligible employees of the Company an opportunity to purchase Common Stock of the Company through accumulated payroll deductions, is 401,500. Each of the Company’s 1995, 1997, and 1998 Stock Plans provides for the grant of incentive stock options, non-qualified options, stock awards, or stock appreciation rights. The Company’s 2000 Stock Plan provides for the grant of incentive stock options, non- qualified options, or stock appreciation rights. The Company’s 2003 Stock Plan provides for the grant of incentive stock options, non-qualified options, stock appreciation rights, or restricted stock.
Employment Agreements
      The Company entered into employment agreements with Eugene G. Banucci, Douglas A. Neugold and Daniel P. Sharkey, effective January 1, 2005, and Cynthia L. Shereda effective May 10, 2004, as amended effective January 1, 2005. Pursuant to the agreements, Dr. Banucci acts as Chairman of the Board of the Company, Mr. Neugold acts as President and Chief Executive Officer of the Company, Mr. Sharkey acts as Vice President, Chief Financial Officer and Treasurer of the Company and Ms. Shereda acts as Vice President, Chief Legal Officer and Secretary, in each case for certain annual base salaries. Salaries are subject to increase from time to time to take into account appropriate cost of living adjustments and general compensation increases based on performance and market practice, at the discretion of the Board of Directors. Each employee is also eligible to receive additional compensation, including awards of performance bonuses at levels commensurate with other employees of the Company of equivalent position and grants of employee stock options and awards of restricted stock, in each case at the discretion of the Compensation Committee of the Board of Directors.
      In the case of Mr. Neugold, Mr. Sharkey, and Ms. Shereda, the employment agreements are for an initial term of two years, after which employment continues at will, subject to the continuation of certain terms and conditions of the agreements. Each of the employment agreements expires on the earliest to occur of the (i) death of the employee, (ii) termination of the agreement by the Company because of the incapacity of the employee, (iii) termination of the agreement by the Company with or without cause, or (iv) termination of the agreement by the employee. Under the terms of the agreements, if the Company terminates the employee without cause, or if the employee terminates the agreement for good reason, the Company will pay the employee (or his estate) his annual base salary then in effect for a period of 24 months after termination in the case of Mr. Neugold and for a period of 12 months after termination in the case of Mr. Sharkey and Ms. Shereda. The Company will also provide the employee during such period with medical, dental, life, and disability insurance benefits on the same basis the Company would have provided the employee the benefits during such period had he continued to be an employee of the Company. Under the Agreements, upon termination of employment, each of Mr. Neugold, Mr. Sharkey, and Ms. Shereda will be subject to certain non-competition and non-solicitation restrictions.
      In the case of Dr. Banucci, the employment agreement is for a term beginning on January 1, 2005 and ending on June 5, 2008. If Dr. Banucci’s employment is terminated due to death, total disability, without “cause” (as defined in the agreement) or for “good reason” (as defined in the Employment Agreement), Dr. Banucci (or his estate) will be entitled to receive his base salary at the time of termination for the remainder of the term, and, if elected, continuation of certain medical benefits. Under the Agreement, upon any termination of Dr. Banucci’s employment, he will be subject to certain non-competition and non-solicitation restrictions.
  Change of Control Arrangements
      In order to retain executives and provide continuity of management in the event of an actual or threatened change of control, each employment agreement also provides that under certain circumstances, a termination following a change in control of the Company (including resignation by the employee for good reason, such as a significant decrease in the employee’s duties or authority) would result in the acceleration of vesting of options and restricted stock granted to them; provided that in the case of restricted stock, to the extent that the vesting of all or some of such restricted stock is not permitted under the relevant plan, in lieu thereof the Company will pay the employee an amount in cash equal to the fair market value of those restricted shares that do not vest, as of the date of such termination of employment following such “change of control.” “Change in control” is defined under these agreements generally as (i) acquisition by any person or group of 25% or more of the outstanding common stock of ATMI, (ii) certain business combinations, or (iii) the incumbent members of the Board ceasing to constitute at least a majority of the Board. In addition, the employees would be entitled to target bonuses under any bonus plans then in effect as if fully earned. Benefits payable under the agreements upon a change in control may subject the employee to an excise tax as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended. The Company (or its successor) will be obligated to reimburse the employee for all excise taxes paid, but the reimbursement will constitute an excess parachute payment and will be subject to further excise tax. Such further excise tax will trigger further reimbursement by the Company. The Company will not be allowed to take a deduction for federal income tax purposes for the excess parachute payments.
      In the event the named executive officers were terminated without “cause” or they terminated their employment for “good reason” within 18 months following a change in control, the named executive officers would receive approximately the following cash payments, respectively, based on current salary rates and target bonus opportunities: Dr. Banucci, $1,200,000, Mr. Neugold, $1,377,500, Mr. Sharkey, $452,600, and Ms. Shereda, $420,500. Additionally, the named executive officers would receive approximately the following cash payments, respectively, attributable to the restricted stock awards to the extent vesting cannot be accelerated under the terms of the 2003 Stock Plan: Dr. Banucci, $2,194,960, Mr. Neugold, $2,001,380, Mr. Sharkey, $621,800, and Ms. Shereda, $480,440. The foregoing does not include any amounts attributed to the accelerated vesting of equity awards upon a change of control or that would be payable under the “gross up” provisions of the agreements, all as described above.
      “Cause” is generally defined under the agreements as illegal or wrongful conduct that is materially injurious to ATMI, willful misconduct or gross neglect in the performance of his or her duties, or failure to adhere to ATMI policies. “Good Reason,” is generally defined under the agreements as any material reduction in the executive’s position, duties or authority; reduction in base salary or material reduction in annual bonus opportunity; and certain relocations. The Company has similar change in control severance protection for a limited number of certain other senior executives.
Compensation Committee Interlocks and Insider Participation
      No interlocking relationship exists between any of the Company’s executive officers, members of the Company’s Board of Directors, or Compensation Committee and any other company’s executive officers, board of directors, or compensation committee.

Board Compensation Committee Report on Executive Compensation
      The following report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.
      The Compensation Committee, which is composed of independent directors of the Company, is responsible for administering the Company’s executive compensation program and reviewing and making recommendations to the Board of Directors with respect to the compensation of executive officers and other senior management and the Company’s overall compensation policy. In connection with such responsibilities, the Compensation Committee has authority to administer the Company’s 1987, 1995, 1997, 1998, 2000, and 2003 Stock Plans, including approving the grant of stock options and other awards thereunder. All other actions of the Compensation Committee are subject to the approval of the Board of Directors. Please refer to the Compensation Committee Charter in Appendix B for more comprehensive description of the role and responsibilities of the Compensation Committee.
      The Company’s executive compensation program is intended to attract and retain talented executives and senior management by offering competitive compensation opportunities. Furthermore, the Company’s compensation program is designed to motivate and reward high-performing individuals based on variable compensation tied to overall corporate, business, and individual performance and the creation of stockholder value. The Company’s philosophy is that the combination of performance-based and stock-based compensation serves to maximize annual and long-term results and, ultimately, stockholder value. The components of the Company’s executive compensation program include base salary and annual cash incentives and long-term stock option and restricted stock incentives. The Compensation Committee has discretion as to the composition and components awarded in a particular year to each executive officer.
  Components of Executive Compensation
      Base Salary. The Compensation Committee annually reviews senior officers’ base salaries. The Compensation Committee evaluates management’s recommendations based on the results achieved by each senior officer relative to the assigned goals of the recently completed year, as well as competitive salary practices of other similar companies.
      Annual Incentives. Annual incentives are designed to provide senior officers with a potential cash award based on the achievement of annual financial and operating objectives. These objectives and potential award amounts are approved by the Compensation Committee and the Board of Directors on an annual basis in advance and are based upon operating plans approved by the Board of Directors. The Compensation Committee approves specific objectives for certain senior officers. In 2005, these objectives included the performance of the business, the achievement of certain financial performance goals, and the successful completion of certain management objectives.
      Target annual incentive payments, expressed as a percentage of base salary are set for each executive prior to the beginning of the fiscal year, based on job responsibilities. For fiscal year 2005, award targets for executive officers ranged from 40% to 90% (for the Chief Executive Officer). Incentive award payments may range from zero to 200% of target based on ATMI’s and the individual’s performance compared to the pre-established financial goals (revenue and EBIT margin) and strategic performance goals set by the Committee. The Committee retains the discretion, in light of ATMI’s and the individual’s performance and the Committee’s compensation objectives, to determine overall funding for awards and individual incentive award amounts based on such factors as the Committee deems appropriate. For fiscal year 2005, the named executive officers, Dr. Banucci, Mr. Neugold, Mr. Sharkey, and Ms. Shereda, received incentive compensation payments of approximately 43%, 49%, 24%, and 24%, respectively, of base salary.
      Long-term Incentives. The Compensation Committee may also recommend to the Board of Directors the grant to senior officers of stock options and awards of restricted stock under the Company’s Stock Plans.

These options and restricted stock awards vest over time and are designed to align the interests of the Company’s senior officers with the interests of the Company’s stockholders, and to motivate the Company’s senior officers to remain focused on the overall long-term performance of the Company. In 2005, certain senior officers received grants of non-qualified stock options and awards of restricted stock. The options were granted with an exercise price equal to the last reported sale price of the Common Stock on the NASDAQ National Market List on the date prior to the grant. The options become exercisable over a four-year period and have a ten-year term. The restrictions on the restricted stock awards lapse 50% on the third anniversary date of the award and 25% on each of the fourth and fifth anniversary dates of the award. In determining the number of stock option grants and restricted stock awards to executive officers, the Compensation Committee takes into account levels of responsibility, individual performance, continued contribution to the Company’s achievement of financial and operating objectives and the number of shares available for issuance under the Company’s Stock Plans. In determining the size of such grants and awards, the Compensation Committee does not assign specific weights to such factors; rather they are evaluated on an aggregate basis.
      Employees may satisfy tax withholding obligations triggered upon vesting of restricted stock by making an irrevocable election prior to the relevant vesting date to withhold shares of such stock with a fair market value equal to the minimum tax withholding obligation.
      Other Benefits. ATMI provides cash reimbursement to certain executives, including named executive officers, pursuant to a senior executive perquisite policy for certain approved expenses, including expenses relating to the purchase or lease of a car; personal financial planning; supplemental disability, life, or health insurance; legal counseling; and other expenses of a similar nature. The total available perquisite allowance pursuant to the policy for Mr. Neugold, Mr. Sharkey, and Ms. Shereda for fiscal year 2006 is $25,000, $10,000, and $10,000, respectively. Reimbursements are “grossed-up” for federal, state, and local tax withholding.

Chief Executive Officer Compensation
      During 2005, the Company’s Chief Executive Officer, Douglas A. Neugold, participated in the same executive compensation program provided to other executive officers of the Company as described above. In determining adjustments to the Chief Executive Officer’s base salary, the Compensation Committee considers market rates of compensation paid to chief executive officers of comparable companies, the Company’s financial performance, and the fulfillment of a series of objectives during the previous fiscal year established jointly at the beginning of the year by the Compensation Committee and the Chief Executive Officer. The objectives used to determine base salary for fiscal 2005 consisted of organization and strategy development and certain financial objectives. Over the course of 2005, Mr. Neugold received a base salary of $475,000, which was a 52% increase over base salary he received in 2004, coinciding with his promotion to Chief Executive Officer effective January 1, 2005. Mr. Neugold’s base salary was unchanged for fiscal year 2006.
      In December 2005, based upon the achievement of certain financial and strategic objectives for fiscal 2005, the Compensation Committee authorized a cash bonus for Mr. Neugold in the amount of $233,120, paid in March 2006. On January 3, 2006, Mr. Neugold was granted non-qualified stock options to purchase 22,738 shares of Common Stock, at an exercise price of $28.86 per share, the fair market value of the Common Stock at the close of business on January 2, 2006. The options become exercisable over a four-year period and have a ten-year term. In addition, on January 3, 2006, Mr. Neugold was awarded 17,325 shares of restricted stock, the restrictions on which grants of stock lapse 50% on the third anniversary of the date of grant, and 25% on each of the fourth and fifth anniversaries of the date of grant. The approximate market value of such restricted shares based upon the last reported sale price of our common stock on the Nasdaq National Market List on the close of business on January 2, 2006, or $28.86, was $500,000. In determining the number of stock option grants and restricted stock awards to use for compensating the Chief Executive Officer, the Compensation Committee takes into account the Company’s performance, Mr. Neugold’s individual performance, and his continued contribution to the Company’s achievement of financial and operating objectives.

C. Douglas Marsh, Chairman
Mark A. Adley

STOCK PERFORMANCE GRAPH
      The following graph compares the cumulative total stockholder return on the Company’s Common Stock with the return on the Total Return Index for the Nasdaq Stock Market (U.S.) and the Nasdaq Electronic Components Stock Index. The measurement assumes a $100 investment as of December 31, 2000 with all dividends, if any, reinvested. The data presented are on an annual basis for the five years ended on December 31, 2005. The performance shown is not necessarily indicative of future performance.

		Nasdaq Stock Market	Nasdaq Electronic
Date	ATMI	(U.S. stocks only)	Components Index

12/31/00	$100.00	$100.00	$100.00
12/31/01	$122.31	$79.32	$68.32
12/31/02	$94.97	$54.84	$36.58
12/31/03	$119.03	$81.99	$70.40
12/31/04	$115.54	$89.23	$55.68
12/31/05	$143.44	$91.12	$55.17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      There were no relationships or related transactions in fiscal year 2005 which are required by law to be disclosed in this proxy statement.
OTHER MATTERS
      The Board of Directors knows of no other matters to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.
ADDITIONAL INFORMATION
      “Householding” of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you instruct us to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You may notify us by sending a written request to Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810.
      The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Annual Report on Form 10-K for the year ended December 31, 2005 or the proxy statement to a stockholder at a shared address to which a single copy of such documents were delivered. Stockholders may make such request in writing, directed to Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810 or by calling us at (203) 794-1100.
      Advance Notice Procedures. Under our Bylaws, any stockholder of record of the Company may nominate candidates for election to the Board of Directors, or present other business at an annual meeting, if a written notice is delivered to the Secretary of the Company at the Company’s principal executive offices not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year’s annual meeting — that is, with respect to the annual meeting of stockholders in 2006, between February 23 and March 25, 2006. Such written notice must set forth:

•	As to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	As to any other business to be brought before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Company’s books, and such beneficial owner and (ii) the number of shares of Common Stock that are owned beneficially and held of record by such stockholder and such beneficial owner.
      These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.
      Stockholder Proposals for the 2007 Annual Meeting. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2007 may do so by following the procedures prescribed in SEC Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by the Company no later than December 22, 2006. Proposals should be sent to Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810.

      Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

APPENDIX A
ATMI, INC.
AUDIT COMMITTEE CHARTER
The Purpose of the Audit Committee
      The purpose of the Audit Committee is to represent and assist the Board of Directors in its general oversight of the Company’s accounting and financial reporting processes, audits of the financial statements, and internal control and audit functions. Management is responsible for (a) the preparation, presentation and integrity of the Company’s financial statements; (b) accounting and financial reporting principles; and (c) the Company’s internal controls and procedures designed to promote and ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.
      The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves a board level oversight role where it oversees the relationship with the independent registered public accounting firm, as set forth in this charter, and provides advice, counsel and general direction, as it deems appropriate, to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.
Membership
      The Audit Committee shall be comprised of at least three directors determined by the Board of Directors to meet the independence and financial literacy requirements of NASDAQ Stock Market, Inc. (“NASDAQ”) and applicable federal law. Appointment to the Committee, including the designation of the Chair of the Committee and the designation of any Committee members as “audit committee financial experts”, shall be made on an annual basis by the full Board upon recommendation of the Corporate Governance and Nominating Committee.
Responsibilities
      The Audit Committee:

•	Is directly responsible for the appointment, replacement, compensation, and oversight of the work of the independent registered public accounting firm. The independent registered public accounting firm shall report directly to the Audit Committee.

•	Shall obtain and review, at least annually, a report by the independent registered public accounting firm describing: (a) the firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	Reviews and discusses the written statement from the independent registered public accounting firm concerning any relationship between the independent registered public accounting firm and the Company or any other relationships that may adversely affect the independence of the independent registered public accounting firm, and, based on such review, assesses the independence of the independent registered public accounting firm.

•	Establishes policies and procedures for the review and pre-approval by the Committee of all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the independent registered public accounting firm, with exceptions provided for de minimis amounts under certain circumstances as described by law. The Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

•	Reviews and discusses with the independent registered public accounting firm: (a) its audit plans and audit procedures, including the scope, fees and timing of the audit; (b) the results of the annual audit examination and accompanying communications to management; and (c) the results of the independent registered public accounting firm’s procedures with respect to interim periods.

•	Reviews and discusses reports from the independent registered public accounting firm on (a) all critical accounting policies and practices used by the Company, (b) alternative accounting treatments within GAAP related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the independent registered public accounting firm, and (c) other material written communications between the independent registered public accounting firm and management.

•	Reviews with the Independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such matters as are required to be discussed with the Committee under generally accepted auditing standards.

•	(a) Discusses with management and the independent registered public accounting firm quarterly earnings press releases, including the interim financial information, (b) reviews the quarterly financial statements, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of the Company’s Quarterly Report on Form 10-Q, (c) reviews the year-end audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, (d) if deemed appropriate, recommends to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year.

•	Reviews and discusses with management, internal audit, and the independent registered public accounting firm various topics and events that may have significant financial impact on the Company or that are the subject of discussions between management and the independent registered public accounting firm.

•	Reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Reviews and has prior-approval authority for related-party transactions (as defined in the relevant NASDAQ requirements).

•	Reviews and discusses with management, internal audit, and the independent registered public accounting firm: (a) the adequacy and effectiveness of the Company’s internal controls (including any material weaknesses, significant deficiencies and significant changes in internal controls reported to the Committee by the independent registered public accounting firm or management); (b) the Company’s internal audit procedures; and (c) the adequacy and effectiveness of the Company’s disclosure controls and procedures, and management reports thereon.

•	Reviews the use of auditors other than the independent registered public accounting firm in cases such as management’s request for second opinions.

•	Establishes procedures for the receipts, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Publishes the report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	Reviews periodically the Company’s program for monitoring compliance with the ATMI Securities Trading Policy and the Foreign Corrupt Practices Act of 1977, including violations of such policy or act.

•	Reviews the Company’s legal compliance programs and policies, and reports received from regulatory agencies; monitoring the results of compliance efforts.

•	Reviews periodically the Company’s code of ethics that applies to all of its directors, officers and employees, monitoring the results of compliance efforts.

•	When appropriate, designates one or more of its members to perform certain of its duties on its behalf, subject to such reporting to or ratification by the Committee as the Committee shall direct.
      The Audit Committee will engage in an annual self-assessment with the goal of continuous improvement, and will annually review and reassess the adequacy of its charter, and recommends any changes to the full Board.
      The Audit Committee shall have the authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties. The Audit Committee shall have sole authority to approve related fees and retention terms.
      The Audit Committee shall meet least four times annually in person or by teleconference or other electronic means at such times and places (if in person) as the Audit Committee shall determine. The Audit Committee shall meet in executive session with the independent registered public accounting firm and management periodically. The Chairman of the Audit Committee shall regularly report on Audit Committee activities to the full Board.
      The Chairman of the Audit Committee is to be contacted directly by the independent registered public accounting firm (1) to review items of a sensitive nature that can impact the accuracy of financial reporting or (2) to discuss significant issues relative to the overall Board responsibilities that have been communicated to management but, in its judgment, may warrant follow-up by the Audit Committee.

APPENDIX B
ATMI, INC.
COMPENSATION COMMITTEE CHARTER
      This Compensation Committee Charter was adopted by the Board of Directors (the “Board”) of ATMI, Inc. (the “Company”) on September 27, 2005.
      This Charter is intended as a component of the flexible governance framework within which the Board, assisted by its Committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s Certificate of Incorporation and Bylaws, it is not intended to establish by its own force any legally binding obligations.

A.	Purpose
      The Compensation Committee (the “Committee”) shall assist the Board in overseeing the Company’s management and director compensation philosophy, policies, and practices, including, without limitation, (i) determining and approving the compensation of the Company’s Chairman (“Chairman”) and Chief Executive Officer (“CEO”), which positions may be held by the same individual; (ii) reviewing and approving compensation levels for the Company’s other executive officers; (iii) reviewing and approving management short term and long term incentive compensation policies and programs; (iv) reviewing and approving non-employee director compensation programs; (v) reviewing and approving equity-based compensation programs for employees and non-employee directors and exercising discretion in the administration of such programs; and (vi) providing an annual report on executive compensation for inclusion in the proxy statement.
      In discharging its role, the Committee is empowered to inquire into any matter that it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The Committee has the power to retain outside counsel, compensation consultants or other advisors to assist it in carrying out its activities. The Company shall provide adequate resources to support the Committee’s activities, including compensation of the Committee’s counsel, consultants and other advisors, with respect to which the Committee shall have authority to retain, compensate, direct, oversee, and terminate, and which shall be accountable ultimately to the Committee.

B.	Membership
      The Committee shall consist of three or more members of the Board, each of whom the Board has selected and determined to be “independent” in accordance with applicable rules of the Nasdaq National Market. In addition, no director may serve unless he or she satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.
      Members shall continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member may be removed by the Board, with or without cause, at any time. The Chairman of the Committee shall be appointed from among the Committee members by, and serve at the pleasure of, the Board to convene and chair meetings of the Committee, set agendas for meetings, and determine the Committee’s information needs. In the absence of the Chairman at a duly convened meeting, the Committee shall select a temporary substitute from among its members.

C.	Meetings
      The Committee shall meet at least two times per year, or more frequently as circumstances dictate.
      The Committee shall establish its own schedule and rules of procedure. Meetings of the Committee may be held telephonically. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee.

B-1

      The Committee shall meet at least annually with the CEO and any other corporate officer the Board and Committee deem appropriate to discuss and review the performance criteria and compensation levels of key executives.

E.	Key Responsibilities
      The following responsibilities are set forth as a guide to fulfilling the Committee’s purpose, with the understanding that the Committee’s activities may diverge as appropriate given the circumstances. The Committee is authorized to carry out these activities and other actions reasonably related to the Committee’s purpose or assigned by the Board from time to time.
      The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee.
      To fulfill its purpose, the Committee shall:

1. establish and review the Company’s overall management and Board compensation philosophy and policy;

2. establish and review all components of compensation for directors and recommend changes to the Board;

3. review and approve corporate goals and objectives relevant to Chairman and CEO compensation, including annual performance objectives;

4. evaluate at least annually the performance of the Chairman and CEO against corporate goals and objectives, including the annual performance objectives for the Chairman and CEO and, based on this evaluation, determine and approve the compensation level (including any discretionary incentive awards) for the Chairman and CEO, reviewing as appropriate, any agreement or understanding relating to the Chairman’s and the CEO’s employment, incentive compensation, or other benefits based on this evaluation;

5. review at least annually, and recommend to the Board, the compensation of such executive officers or other members of management and the evaluation process for determining such compensation as the Board and Committee determine appropriate;

6. review on a periodic basis the Company’s management and Board compensation programs, including any management short term and long term incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purpose(s), and recommend to the Board any appropriate modifications or new plans or programs;

7. review and recommend to the Board short term and long term incentive and equity-based compensation plans of the Company and any modifications of such plans (whether or not final approval rests with the Company’s shareholders) and review all grants of awards, including the award of shares or share options, pursuant to such plans;

8. review and recommend to the Board any changes in other employee or non-employee director benefit plans or programs;

9. participate in the preparation and review of a report to be included in the Company’s annual proxy statement in accordance with the applicable rules and regulations of the SEC;

10. review and reassess the adequacy of this Charter periodically and recommend to the Board amendments as the Committee deems appropriate; and

11. report to the Board on Committee findings and recommendations and any other matters the Committee deems appropriate or the Board requests, and maintain minutes or other records of Committee meetings and activities as the Committee deems appropriate.

B-2

APPENDIX C
ATMI, INC.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER
      This Corporate Governance and Nominating Committee Charter was adopted by the Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of ATMI, Inc. (the “Company”), pursuant to authority delegated by the Board.
      This Charter is intended as a component of the flexible governance framework within which the Board, assisted by its Committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations, and listing requirements, as well as in the context of the Company’s Certificate of Incorporation and Bylaws, it is not intended to establish by its own force any legally binding obligations.

A.	Purpose
      The Committee shall (1) develop and recommend to the Board and oversee implementation of the Company’s corporate governance guidelines and principles; (2) review on a periodic basis the overall effectiveness and/or appropriateness of the Company’s corporate governance and recommend improvements when necessary; (3) assist the Board in identifying, screening, and reviewing individuals qualified to serve as directors in accordance with criteria approved by the Board and shall recommend to the Board candidates for nomination for election at the annual meeting of shareholders or to fill Board vacancies; (4) develop and recommend to the Board and oversee implementation of the Company’s policies and procedures for the receipt of shareholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; and (5) assist the Board in disclosing information relating to functions of the Committee as may be required in accordance with the federal securities laws.
      In discharging its role, the Committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to books, records, facilities, and personnel of the Company. The Committee has the power to retain outside counsel, director search and recruitment consultants, or other advisors to assist it in carrying out its activities. The Company shall provide adequate resources to support the Committee’s activities.

B.	Membership
      1. The Committee shall consist of at least three or more members of the Board, each of whom the Board has selected and determined to be “independent” in accordance with applicable rules of the Nasdaq National Market.
      2. Members of the Committee shall be appointed by the Board and shall continue to be members until their successors are appointed and qualified or until their earlier resignation or removal. The Board may remove members of the Committee with or without cause at any time. The Chairman of the Committee shall be appointed by, and serve at the pleasure of, the Board to convene and chair meetings of the Committee, set agendas for meetings, and determine the Committee’s information needs. In the absence of the Chairman at a duly convened meeting, the Committee shall select a temporary substitute from among its members.

C.	Meetings
      1. The Committee shall meet at least two times annually. Meetings of the Committee may be held telephonically. Two members shall constitute a quorum. If a quorum is present, a majority of the members present shall decide any question brought before the Committee. The Chairman of the Committee may call a meeting of the Committee upon due notice to each other member at least twenty-four hours prior to the meeting and any member of the Committee may do so upon due notice at least forty-eight hours prior to the meeting.

C-1

      2. The Committee shall report regularly to the Board on its proceedings, and maintain appropriate minutes or other records.

D.	Key Responsibilities
      The following responsibilities are set forth as a guide to fulfilling the Committee’s purpose, with the understanding that the Committee’s activities may diverge as appropriate given the circumstances. The Committee is authorized to carry out these activities and other actions reasonably related to the Committee’s purpose or assigned by the Board from time to time.
      The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee.
      To fulfill its purpose, the Committee shall:

1. develop and recommend to the Board, oversee the implementation and effectiveness of, and recommend modifications as appropriate to, a set of corporate governance guidelines;

2. consider corporate governance issues that arise from time to time and develop appropriate recommendations for the Board regarding such matters;

3. review periodically with the Board the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities;

4. develop and recommend to the Board for its approval, oversee the implementation and effectiveness of, recommend modifications as appropriate to, and review company disclosures concerning the Company’s policies and procedures for identifying and reviewing Board nominee candidates, including: (i) the qualifications or criteria for Board nomination to shareholders for election as a director; (ii) policies and procedures relating to consideration of Board nominee candidates recommended by shareholders; (iii) whether or not each member of the Committee fulfills the independence requirements set out in the applicable rules of the Nasdaq National Market and the US Securities and Exchange Commission; and (iv) the functions performed by any advisor who has been retained by the Committee in accordance with this charter and who has contracted to receive a fee for those services;

5. identify, screen, and review individuals qualified to serve as directors, consistent with qualifications or criteria approved by the Board and recommend to the Board candidates for (i) nomination for election or re-election by the stockholders and (ii) any Board vacancies that are to be filled by the Board. The Committee shall endeavor to select individuals as director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and are deemed to have the areas of expertise that the Committee considers appropriate;

6. review and address conflicts of interest of Directors and executive officers and the manner in which any such conflicts are to be monitored;

7. develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its Committees and oversee the annual Board and Committee self-evaluations;

8. conduct and discuss with the Board the results of the periodic self-evaluation of the Committee;

9. review and assess the adequacy of this charter periodically and submit any proposed amendments to the Board for approval; and

10. have the sole authority to retain any search firm engaged to assist in identifying director candidates and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve such firms’ and advisor’s fees and retention terms.

C-2

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
ON MAY 23, 2006
The undersigned stockholder of ATMI, Inc. (the “Company”) hereby revokes all prior proxies and hereby appoints each of Douglas A. Neugold and Daniel P. Sharkey as a proxy for the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Company’s annual meeting of stockholders for the fiscal year ended December 31, 2005, to be held at ATMI, Inc., 6 Commerce Drive, Danbury, Connecticut 06810, on May 23, 2006, at 10:00 a.m., local time, and at any adjournment thereof, and the undersigned authorizes and instructs such proxies or their substitutes to vote as follows, and in their discretion upon any other matter that may properly come before the meeting or any postponement or adjournment thereof.
1.	ELECTION OF DIRECTORS: To elect the nominees listed below to the Board of Directors for the term set forth in Proposal No. 1 of the Proxy Statement:

FOR the nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for the nominee listed below ☐
(INSTRUCTION: To withhold authority to vote for the nominee, strike a line through the nominee’s name in the list below.)

Stephen H. Mahle	☐
C. Douglas Marsh	☐
Douglas A. Neugold	☐
2.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006:

FOR ☐	AGAINST ☐	ABSTAIN ☐
SEE REVERSE SIDE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND, IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, FOR OR AGAINST ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
Receipt of the Notice of Annual Meeting and of the Proxy Statement and the Company’s 2005 Annual Report to stockholders accompanying the same is hereby acknowledged.
PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
☐ MARK HERE FOR ADDRESS CHANGE, AND NOTE AT LEFT BELOW.

Dated: ____________________________________, 2006

(Signature of Stockholder)

(Signature of Stockholder)

Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.